Execution Version

Exhibit 10.16(K)

SEVENTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Seventh Amendment to Search and Advertising Services and Sales Agreement (this “Seventh Amendment”) is entered into to be effective as of January 1, 2012 (“Seventh Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. Site Targeted Content Ads. The following new Section 2.5 and new Exhibit M (attached hereto) are added to the Agreement as follows:

“2.5 Site Targeted Content Ads

2.5.1 “Site Targeted Content Ads” means textual Paid Listings from Microsoft’s Content Ads product that are both (i) sold on the basis of selected website URL(s) and (ii) targeted for delivery on a specific publisher site or groups of sites, and not displayed in response to a keyword or keywords mapped to, derived from or associated with the content and/or context of the Web Page on which the Paid Listing appear or as the result of a Query or Non-Internet Search Query.

2.5.2 Except as provided in this Section 2.5, Microsoft and Yahoo! shall treat Site Targeted Content Ads as Paid Listings from Contextual Advertising Services under the Agreement.

2.5.3 Notwithstanding anything to the contrary in the Agreement,

(a)	Yahoo! may include Site Targeted Content Ads only on (i) Yahoo! Properties, [*] or (ii) current and future Syndication Properties that comply with the then-current Site Targeted Content Ads policy, the initial version which is attached as Exhibit M;

(b)	Site Targeted Content Ads are not subject to any of the [*] provisions or [*] provisions under the Agreement, including without limitation Sections [*];

(c)	Site Targeted Content Ads on Yahoo! Properties and Syndication Properties must compete for placement with other Paid Listings from Microsoft’s Contextual Advertising Services. For example, a given placement cannot be configured to accept only Site Targeted Content Ads and not other Paid Listings from Microsoft’s Contextual Advertising Services; and

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(d)	At Microsoft’s request, Yahoo! will sell to Premium Direct Advertisers Site Targeted Content Ads for placements on Microsoft O&O Properties and Microsoft syndication properties provided that such Microsoft O&O Properties and Microsoft syndication properties comply with the then-current Site Targeted Content Ads policy. With respect to the sale of Site Targeted Content Ads, Yahoo! will represent to Premium Direct Advertisers such Microsoft O&O Properties no worse than it represents Yahoo! Properties, and Microsoft will represent to non-Premium Direct Advertisers such Yahoo! Properties no worse than it represents Microsoft O&O Properties.”

3. Use of Covered Data. Section 13.2.2 of the Agreement is amended by deleting the fifth sentence in its entirety and replacing it with the following:

“In addition, and subject to the restrictions of this Section 13 (including, e.g., the prohibition on Microsoft’s use of Yahoo! Search Data in connection with [*]), Microsoft may use Covered Data in connection with Paid Search Services, Contextual Advertising Services and Mobile Paid Search Services implemented in the following countries for the limited purposes stated in the designated sections of Exhibit K (and then only in the manner described therein):

Country/Region	Section of Exhibit K
United States, Canada, Mexico, India, Taiwan, Hong Kong, Korea, Russia, Singapore, Malaysia, Thailand, Indonesia, Philippines, Vietnam, Australia, New Zealand, Brazil, Latin America, Africa and countries not covered elsewhere in this chart	[*]
United Kingdom, Ireland, France, Sweden, Norway, Finland, Netherlands, Denmark, Belgium, Portugal, Austria, Switzerland, Greece, Poland, Romania	[*]
Germany, Italy, Spain	[*]

4. Notices. The contact information in Section 20.5 is replaced with the following:

Notice to Microsoft	Notices to Yahoo!
Microsoft Corporation One Microsoft Way Redmond, WA 98052 Attention: General Manager, OSD Strategic Alliances Team Telephone: (425) 882-8080 Telecopy: (425) 936-7329	Yahoo! Inc. 3333 W. Empire Avenue Burbank, CA 91504 Attention: Mark Morrissey Senior Vice President, Search Alliance Telephone: (818) 524-3000 Telecopy: (818) 524-3001

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

with a copy to: Microsoft Corporation One Microsoft Way Redmond, WA 98052 Attention: Deputy General Counsel, Online Services Division (OSD) Telephone: (425) 882-8080 Telecopy: (425) 936-7329	with a copy to: Yahoo! Inc. 3333 W. Empire Avenue Burbank, CA 91504 Attention: Julie Hsu, Vice President & Associate General Counsel Telephone: (818) 524-3000 Telecopy: (818) 524-3001

5. Additional Special Provisions for [*].

(a) The parties agree that [*] image and video search results provided to Yahoo! directly by Yahoo! calling [*] APIs, as provided for under Microsoft’s existing contract with [*] , will be integrated by Yahoo! only on pages served within the [*] domain; provided, however, that it is understood and agreed that these pages may be viewed by end users anywhere in the world. For clarity, any [*] content that is provided to Yahoo! through Microsoft’s systems or APIs is not subject to such restrictions. Further, any [*] content that is provided to Yahoo! under a separate, direct contractual relationship with [*] will not be affected by any terms, conditions and restrictions contained in this Agreement.

(b) The parties agree that the [*] implementation (as set forth in Section 5 of the Fifth Amendment to the Agreement) for [*] Algorithmic Search Services for [*] via [*] APIs is limited to [*]. If Yahoo! desires to extend the Services to [*], Microsoft will use commercially reasonable efforts to contract with [*], or provide an equivalent solution, to extend [*] Algorithmic Search Services to [*].

(c) Yahoo! will display [*] attribution on pages within which [*] search results are displayed. Yahoo! solely determines the look and feel, and the implementation details, of such attribution on its web pages. Yahoo! will discuss in good faith any requests [*] may have regarding the look and feel or implementation details of such attribution, and will consider the possible inclusion of such changes, but Yahoo! is under no obligation to incorporate such changes should Yahoo! determine, in Yahoo!’s sole discretion, that such changes are not in Yahoo!’s best interest.

6. Country Specific Agreements.

(a) The parties may work together to execute country-specific agreements between the Affiliates in situations where the parties deem them necessary or as may be required by local law. For any such agreements, the parties agree that: (a) the intent is that terms are the same as those in the Agreement; (b) the parties will cause their Affiliates to operate under such country-specific agreements in a manner consistent with this Agreement, unless the parties to this Agreement expressly agree otherwise that a different treatment is appropriate in a particular country. Further, the parties agree that the intent of such country-specific agreements shall be to ensure that: (a) conflicts between country-specific Agreements and this Agreement are resolved in favor of this Agreement; and (b) obligations performed under country-specific agreements exhaust corresponding obligations under the Agreement, such that there is no duplication of obligations (for example, payments of amounts by an Affiliate under a country-specific Agreement relative to Paid Search Services in that country satisfy the comparable obligation for such amounts under this Agreement).

7. Miscellaneous. This Seventh Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Seventh Amendment may be executed in multiple counterparts, each of which shall be

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Execution Version

deemed an original and all of which shall constitute one and the same instrument. This Seventh Amendment may be amended or modified only by a written agreement that (a) refers to this Seventh Amendment; and (b) is executed by an authorized representative of each party. This Seventh Amendment shall be binding on the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Seventh Amendment shall not be construed to alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Seventh Amendment and any provisions of the Agreement, this Seventh Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Seventh Amendment as of the Seventh Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Lawrence Mann	By:	/s/ Greg Nelson
Name: Lawrence Mann		Name: Greg Nelson
Title:		Title: General Manager, Search Alliance

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Execution Version

EXHIBIT M

SITE TARGETING POLICY

POLICY VERSION APPLICABLE TO: US AND CANADA (JULY 2011 VERSION)

“Site Targeting” means advertisers have the ability to opt in to target their ads from Microsoft’s Content Ads product to specific properties.

Policy Intent: To maintain a healthy marketplace, avoid micro-marketplaces, and protect traffic quality. Provide advertisers with high quality, highly visible placements.

A. Eligible Inventory. The following inventory is exempt from all pre-approval requirements set forth in Section B below.

[*]

In addition, the following is eligible inventory if approved as provided below:

[*]

B. Inventory Subject to Approval

[*]

•	Approval of [*] for Site Targeting is subject to the following conditions:

[*]

•	[*] receiving Site Targeting ads who are new to the Yahoo! network and therefore have no historical [*] will be approved but remain subject to min. [*] on an ongoing basis.

Microsoft reserves the right at any time (i) to review [*] in Site Targeting, or (ii) with good cause to revoke [*] in Site Targeting; and working in collaboration with the Yahoo! Marketplace team, to update thresholds based on changes in market conditions. Where the issue relates to a resolvable concern, Microsoft may grant partners a [*]-day period to resolve.

C. General Policy

•	Site targeting is available for text ads only.

•	To maintain a healthy marketplace, all placements must accept both site targeted ads and standard contextual ads. Site targeting must be used in conjunction with other keyword sources.

D. Exceptions

[*]

•	Exceptions are subject to both of the following eligibility requirements:

[*]

*This	threshold applies for US and Canada, and will be set for each new migrating market.

E. Exception process: Escalation and Approval

a)	[*]

b)	The exception request will be assessed by the Policy team/Marketplace for approval.

c)	Policy/Marketplace approval handled on a [*] day SLA.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.